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                                                                  EXHIBIT 21.1

Subsidiaries of the Registrant

At December 31, 2000, the Company had five directly wholly owned subsidiaries:

      Morton Metalcraft Co., an Illinois corporation
      Morton Metalcraft Co., of North Carolina, a North Carolina corporation B & W Metal Fabricators, Inc., a North Carolina corporation
      Mid-Central Plastics, Inc., an Iowa corporation
      Morton Metalcraft Co. of South Carolina, a South Carolina corporation

At December 31, 2000, the Company owned 49% of Morton Holdings, LLC. Morton Holdings, LLC owns 100% of Morton Custom Plastics, LLC. Morton Custom Plastics, LLC holds the assets acquired in 1999 from Worthington Custom Plastics, Inc. Quilvest Custom Plastics, Inc., an affiliate of shareholders of Morton Industrial Group, Inc. owns 51% of Morton Holdings, LLC. Morton Industrial Group, Inc., acts as the manager of Morton Holdings, LLC and is allocated 100% of each item of Morton Holdings, LLC's income, gains, losses, deductions and credits. Quilvest Custom Plastics, Inc. has granted Morton Industrial Group, Inc., an irrevocable option to purchase its interest in Morton Holdings, LLC at any time for the sum of One Thousand Dollars.